Exhibit 99.3

Greif, Inc.

Second Quarter 2016 Earnings Results Conference Call

June 9, 2016

CORPORATE PARTICIPANTS

Matt Eichmann Greif Inc - VP of IR

Pete Watson Greif Inc - President & CEO

Larry Hilsheimer Greif Inc - EVP & CFO

CONFERENCE CALL PARTICIPANTS

Chris Manuel Wells Fargo Securities - Analyst

Justin Bergner Gabelli & Company - Analyst

Mehul Dalia Robert W. Baird & Company - Analyst

Ketan Mamtora BMO Capital Markets - Analyst

Alex Wong BofA Merrill Lynch - Analyst

PRESENTATION

Operator

Good morning. My name is Sylvie and I will be your conference operator today. At this time, I would like to welcome everyone to the Greif second-quarter 2016 earnings conference call.

(Operator Instructions)

Matt Eichmann, you may begin your conference.

Matt Eichmann - Greif Inc - VP of IR

Thank you, Sylvie. Good morning, everyone, and welcome to the question-and-answer portion of Greif’s 2016 second-quarter earnings conference call. Consistent with Greif’s commitment to enhance transparency, yesterday morning we posted a slide presentation and recorded remarks regarding our 2016 second-quarter results to our website.

I am now on slide 2. Responding to your written and live questions this morning are Pete Watson, President and Chief Executive Officer; and Larry Hilsheimer, Executive Vice President and Chief Financial Officer.

Please turn to slide 3. This morning’s question-and-answer session will contain forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied. Please review our filings with the Securities and Exchange Commission for more information regarding the factors that could cause actual results to differ materially from these projections or expectations.

During this question-and-answer session, certain non-GAAP financial measures may be discussed, including those that exclude the impacts of acquisitions and divestitures, special items such as restructuring charges and impairment charges, and acquisition-related costs. There are reconciliation tables included in our earnings release and the presentation posted on greif.com yesterday.

The format for today’s call is to first respond to questions emailed to investors at greif.com regarding our second-quarter results. We will then address live questions in the same sequence. We appreciate those of you who took the time to review our materials and submitted questions in advance. Similar questions have been combined so we can efficiently address as many topics as possible.

I’d now like to turn the call over to Pete Watson, Greif’s President and Chief Executive Officer for a few opening comments.

Pete Watson - Greif Inc - President & CEO

Thank you, Matt, and good morning, everyone. We appreciate your interest in Greif. Our Company is committed to customer service excellence, with high expectation to deliver exceptional value to both our customers and our shareholders. Our path to accomplish this is through a disciplined execution of our transformation process.

Highlights of our second quarter include: improved operational performance which expanded our gross profit margin by 90 basis points compared to Q2 2015; free cash flow expansion, which is largely the result of improved operations and greater discipline in managing our working capital; and we have revised our FY16 Class A earnings per share guidance range of $2.20 to $2.46 a share, which reflects our stronger transformational performance.

I’m pleased with our progress and I’m quick to acknowledge that we have more untapped opportunities that remain in each of our strategic business segments. With that, I will turn it back to Matt for questions.

QUESTION AND ANSWER

Matt Eichmann - Greif Inc - VP of IR

Thank you, Pete. This first question is actually directed for you and comes from multiple analysts. What are your views on the global industrial markets and what impact are they having on your business?

Pete Watson - Greif Inc - President & CEO

Thank you for the question. Let me walk through our views of the global industrial economy in the markets we compete in. And it is really a collection of different scenarios and trends.

I’ll start with the US. As many of you know, the ISM index rose in May to 51.3 and it’s been over the target expansion range of 50 in the past three months. The Fed has the industrial production indexes improved since April.

And our business has really reflected that cautious optimism in North America. Just to point to some examples within that view, our paper packaging business has seen improvement in demand, particularly in our CorrChoice sheet feeder network. Both in the second quarter where we had 16% growth year over year but we are also seeing similar growth demand patterns in May.

The business also serves a very diverse profile of corrugated box plants in the Eastern US. And it can be argued that corrugated box plants are seen as one bellwether for manufacturing health in the US. If I go over to our North American in rigid industrial packaging business, we have seen sequential improvements since the start of our fiscal year, both in our steel drum business and our IBC business.

If I could, let me go to the euro zone. Our experience in the industrial economy in Europe really remains unchanged in the past six months. We have seen slow and steady growth in the majority of our EMEA region and this is reflected in GDP stats that show moderate growth across that region as well.

We have experienced better performance in Q2 in certain regions within Western and Southern Europe and specifically in Russia. Our steel drum volume was 2.7% higher in Q2 versus prior year and our IBC volumes continue to expand sequentially. We’re 10% increase year over year.

If I could move to China, industrial output statistics show 6% growth in May and similar to April status. But to be quite honest, it doesn’t feel like that in the business. We continue to see a very broad slowdown which is particularly impacted by continued pressures caused by supply and demand imbalance in a lot of the commodity material sectors.

And our steel industry is a perfect example of that statement. Those views really mirror our steel drum demand, however I would like to point out in our IBC business we continue to see strong growth with double-digit increases year over year.

And finally, let me review Latin America. As many of you know, our main concentration of business is centered in Brazil. We are experiencing the same difficult environment of that region as most businesses are, due to the political and economical challenges that continue to persist.

And we frankly don’t see any short-term relief in Brazil. This has negatively impacted our steel drum business that serves the industrial sector.

And with that said, we did experience positive growth in our plastic drum business in Latin America, predominantly in Brazil and Colombia, due to improved demand in the agrochemical sector which we have 9% year over year increases in plastic drums. We also see hope for positive improvements in Argentina with the new president.

Matt Eichmann - Greif Inc - VP of IR

Thank you, Pete. Larry, this next question is for you and also comes from multiple investors and analysts. Please provide greater color on the factors that drove you to improve your earnings and free cash flow guidance ranges.

Larry Hilsheimer - Greif Inc - EVP & CFO

Thanks, Matt. Yes, we are obviously extremely pleased to be able to increase the midpoint of our EPS range by $0.08 a share and our free cash flow midpoint by $8 million, despite what Pete described from an economic perspective. But our self-help agenda is really advancing and we are continuing to gain confidence in the sustainability and trajectory of the improvements that are the result of our transformation efforts, particularly what we are seeing being driven by our new leaders in the business.

We had begun to see that at the end of Q1 and were cautious at that point about the sustainability. But having another quarter of traction has given us the confidence to extend our range, our target midpoints, upward.

We’re particularly focused on the benefits gained by the focus on unplanned downtime, the operational efficiencies, some of the SKU rationalization and Comex activities in each of the markets. It’s very difficult to pinpoint what is one driver because there are not just one driver.

When you think about the US, consider that in last year, in 2015, we closed 8% of our US production facilities. And yet, we are still seeing improved operations and not that much downfall in sales. So we look forward to continued trajectory, continued improvement and that’s what’s reflected into our revised guidance.

Going back, also, normally our second half of the fiscal year is historically stronger due to seasonality, particularly tied to the agricultural markets which also gave us the confidence to improve our guidance. Our improved free cash range takes into account the better earnings improvement we’re seeing, the focus on having continual improvement in working capital as opposed to year-end heroics. And we are partially offsetting that with a slightly higher expectation on restructuring charges, moving that up $5 million to take into account some other planned actions by our new leadership.

Matt Eichmann - Greif Inc - VP of IR

Great, thank you, Larry. Sticking with you, please, Adam Josephson of KeyBanc writes what is the expected geographic composition of earnings during the second half the year?

Larry Hilsheimer - Greif Inc - EVP & CFO

Adam, thank you. As you know, we don’t provide earnings expectations by geography. What I will share that will be disclosed in our 10-Q that we expect to file later today, is that in the second quarter approximately 48% of our sales came from the US, 37% from EMEA and 15% from the rest the world. And we would anticipate that to be relatively consistent the remainder of the year.

Matt Eichmann - Greif Inc - VP of IR

Pete, this next question is for you. It comes from Chris Manuel, Wells Fargo, and also Adam Josephson from KeyBanc.

They both asked about the flexibles business. Operating losses continue, we’ve made a management change but what’s the path forward and how do you view the business within the context of the current portfolio?

Pete Watson - Greif Inc - President & CEO

Yes, thank you, Chris and Adam, for the questions. Let me start, as you know, our flexible products business had an operating loss of $1 million in Q2. It is a $5 million improvement over Q2 2015 and a $0.5 million improvement sequentially versus Q1.

One note, we did book a one-time $1 million charge related to a labor dispute during the quarter. Backing that out, FPS would have been operating profit positive during the quarter.

But I will tell you, we are not happy with the pace of change at FPS. The performance trajectory of the business is not acceptable as it relates to our transformation plan. And as you indicated in the question, we did make a leadership change in FPS.

A gentleman named Hari Kumar who previously led our FPS APAC business from a loss maker to profitability, has assumed the role of division president. Both Larry and I have great respect and faith in his abilities as a leader and operator and we have high expectations for what he can do. The FPS team has a very clear path forward and what has to happen.

We will continue to be diligent in measuring that performance versus our milestone goals. We will point to a substantially higher run rate performance by our fourth quarter. I would also like to note that we continue to work together with our JV partner toward meeting these performance standards that both of us expect.

We do expect FPS to have positive EBITDA for the full year and like to highlight four key levers that will drive us to meet those expectations. One, we need to create further cost reductions in that business. We have to improve under-performing operations in specifically Turkey, Mexico and Vietnam.

We have labor efficiency gains that we’re behind in, in our large integrated factories. And finally, we have to continue to complete the commercial initiatives that we’ve embarked on from a year ago. So we’ve got a lot to do there but have a lot of confidence that Hari and that team can get us back on track.

Matt Eichmann - Greif Inc - VP of IR

Thank you, Pete. Larry, the next question is for you, please. It comes from multiple investors and analysts who ask what FX rates are you assuming in your guidance? And what impact does FX have on your improved EPS guidance range?

Larry Hilsheimer - Greif Inc - EVP & CFO

Thanks, Matt. As we’ve talked about in prior calls and in our individual meetings, the complexity of our supply chain with over 220 locations in over 50 countries and the dynamic global markets that we source in, particularly given what’s going on in the steel markets recently, makes specific determinations of net income impact on a forecasting basis extremely difficult. So what we’ve done is try to develop an index that we hope is instructive in terms of what we are facing, at least on a revenue basis.

We had explained earlier in the year that we believe the year-over-year impact of currency would be 6.5% related to our overall sales revenue. We now believe with this shifts, that it’s more like 5.5% for this year. So if you wanted to do a rough back-of-the-envelope on the EPS impact, we believe it’s become 1% more favorable on revenue.

If you apply that 1% to $3.3 billion, $3.4 billion revenue, you have $33 million. If you said apply our operating profit margin rate ex the paper business, you’re going to come down to on an after-tax basis $0.01 to $0.02 a share of lift for the year. So it’s not a major impact to us on the positive side but at least it was moving in a positive direction.

Matt Eichmann - Greif Inc - VP of IR

Thank you, Larry. Pete, Chris Manuel from Wells Fargo asks can you provide better update or an update on the current progress of your transformation plan?

Pete Watson - Greif Inc - President & CEO

Yes, thanks, Chris, for that question. I would say we are very pleased to date with our transformation efforts. And we believe those process initiatives are positively impacting our results.

We have assembled a relatively new leadership team, as you know, and our business leaders are seasoned, experienced operators who are driving greater accountability in the business. I hope that many of you can participate in Investor Day because you’ll get a chance to meet and interact directly with them.

I’m very happy with the cultural intensity that we have focusing on customer service excellence. Our expectation is that process and that mindset will continue to drive results going forward.

Inside our portfolio we’ve made very good strides in fixing under-performing businesses. We’ve divested non-core assets and closed facilities that, quite frankly, had unacceptable long-term performance. And we are also starting to see results from our strategic growth projects.

Our plans to expand gross margins are gaining traction. We are executing on basic fundamental process improvements in all our commercial sourcing supply chain and operations that really comprise the Greif business system. And we are starting to embed inside the DNA of our Company the mindset of fiscal discipline, which really is around controlling costs in our SG&A area, and have a greater intensity and purpose on generating cash through operating working capital efficiencies.

Again, we hope to provide much more discreet data at our Investor Day in June in New York City.

Matt Eichmann - Greif Inc - VP of IR

Thank you, Pete.

Larry, Adam Josephson from KeyBanc, he asks the free cash flow guidance range outlook improved but the range is also wider. Why is that? And what gets you to the top end or the bottom end of that range?

Larry Hilsheimer - Greif Inc - EVP & CFO

Adam, thank you for the question.

Yes, we did improve our free cash flow range guidance to $130 million to $160 million. When a bunch of accountants and lawyers sit around and talk about these things, you tend to have a lot more focus on downsides than you do upsides. So you get a little reluctance to move your downside up as much.

But we do have great confidence in the improving operations. We raised the bottom of the range up by $5 million and the top up by $10 million. This is going to be influenced by the obvious things.

We also increased our restructuring expense, as I mentioned earlier, by roughly $5 million. The upside and downside are going to be influenced by what we obviously achieve in operations but also the timing of the cash restructuring payments. And then how do we really execute on working capital the remainder of the year.

As I said earlier, we are trying to become much more disciplined to have that sustained working capital improvement throughout the year. A lot of moving pieces but that’s the range that we’re comfortable with at this point time.

Matt Eichmann - Greif Inc - VP of IR

Thanks, Larry. Sticking with you, the next couple questions are for you. First is from Ghansham Panjabi from R.W. Baird who asks, how do you perform in Q2 versus your internal expectations given that your results landed $0.10 below consensus?

Larry Hilsheimer - Greif Inc - EVP & CFO

Thanks, Ghansham. As you know, we don’t provide quarterly guidance so we don’t necessarily compare ourselves to Street consensus, though obviously we’re quite aware of it.

That said, we delivered a very solid operational quarter and it was slightly better than our internal forecast. As noted, the discrete tax items impacted our results by $0.11 per share which we expect to recover over the rest of the year.

Matt Eichmann - Greif Inc - VP of IR

Terrific. And also from Ghansham Panjabi at R.W. Baird, Larry, what led to your higher tax during the second quarter?

Larry Hilsheimer - Greif Inc - EVP & CFO

Ghansham, thank you. Obviously, that is a major impact to the quarter. That tax expense was impacted by booking of discrete tax items that had to do with adjustments to reserves, certain changed circumstances, law changes, that kind of thing that require you to book such discrete items.

In addition to the discrete items, we were also impacted by the timing of losses in several parts of the world in entities in which we have recorded valuation allowances that effectively do not allow us to take a tax benefit for those associated losses, which contributed to the higher tax rate. We anticipate the performance in some of those operations to improve through the remainder of the year.

And we also are anticipating the benefit of several discrete tax items related to transactions in planning strategies to impact the rest of the year and bring us back to our full-year tax rate between 39% and 41%. Obviously that range is always dependent on accomplishment of those improved operations, but our confidence level is high. We also expect cash taxes to roughly equal the book tax expense for the full year.

Matt Eichmann - Greif Inc - VP of IR

Thank you. And finally, Larry, from an unnamed investor, you reclassified your 2017 senior notes to a current liability during the quarter. What’s your plan to refinance?

Larry Hilsheimer - Greif Inc - EVP & CFO

Obviously we are quite focused on that and have been for some time. We have been in discussions with most of, if not all, of our lending partners.

We have multiple alternatives to consider, thankfully, because of our strong performance and balance sheet. We anticipate moving forward with this process more aggressively late summer, early fall for both the 2017 bonds and the existing credit facility, and look forward to working with our credit partners in that regard.

Matt Eichmann - Greif Inc - VP of IR

Thank you. Sylvie, with that we’re going to move over to live questions. So I’m going to turn it back over to you, please.

Operator

(Operator Instructions)

Chris Manuel, Wells Fargo Securities.

Chris Manuel - Wells Fargo Securities - Analyst

Yes, just a couple questions for you here. First, Larry, for you, what specifically do you have embedded into your assumptions for working capital for the balance of the year? And then if I’m thinking about the range for both EPS and for cash flow, what would be the items specifically that would take you higher or lower?

Is it working capital higher or lower? Is it volumes higher? What would be the factors or environments or conditions that would get you to the top end and bottom end of your ranges?

Larry Hilsheimer - Greif Inc - EVP & CFO

Sure, thanks, Chris. On working capital, what we’re projecting is that on an overall basis for the year over year, that we will be anywhere from $9 million up to $13 million down in the range. Obviously we’re working hard to have that be improvement.

We had shown really strong improvement at the end of last year. As I said, Chris, what we’re trying to do is get more consistent management of working capital throughout the year. So obviously in the second quarter we did quite well and we’re going to try to sustain that, but at this point that is where we would look at it on a year-over-year basis.

On the EPS element, it’s really, Chris, just a combination of a lot of different factors that go into that range on the upside and the downside. We factor in that we know we have additional headwind in the paper business. We talked last quarter of a $15 million headwind on paper for the remainder of the year relative to the initial guidance.

That’s more in the $18 million to $20 million range now. We believe that’s being offset by the improved operations in our RIPS business. Little bit of drag from flexibles.

But that’s not a significant impact, in our SG&A savings range that we talked about, $30 million to $35 million, which had FX benefits of $21 million to $23 million. Those FX benefits will be slightly lower but not dramatically. Otherwise, we expect that to be consistent.

So it really is going to come down to the range of performance in each of the RIPS businesses around the world. We expect North America to continue to maintain the excellent performance in margins and slight improvements in sales by winning back customers through customer service excellence. And continued strong performance in EMEA, executing on opportunities there particularly related to agriculture.

We are also — some of that range goes around our APAC business. Their performance has just been outstanding and yet the economy is not that strong. So we have a little bit of range around what we think they will accomplish in the second half of the year.

Hopefully that’s responsive.

Chris Manuel - Wells Fargo Securities - Analyst

Okay. And I had one follow-up for Pete. Look, it’s been a lot of movement in the last few months in steel in particular.

At times you guys have done well with raw materials. At times you guys have ended up behind the curve in price-cost. If you could, as you sit today, remind us of — across the different substrates or geographies or however you choose to do it — where you are with mechanisms that adjust.

How much of a headwind in some of the contractual business that you have, could price-cost for steel or resin be a headwind in the back half of the year? Is that factored into your guidance?

Pete Watson - Greif Inc - President & CEO

Thanks, Chris. Let me start with the steel market. Many of you may be following but there’s a lot of turbulence in the steel markets globally. There are tariffs.

The US has put tariffs on imported steel as much as 500% from China and 70%-plus from Japan. The European Union is following suit but at a much slower and measured pace. So the supply chain considerations have changed quite dramatically in the past six months.

We’ve seen this coming and anticipated it. In regard to Greif and our sourcing, we have no impact or concerns that are material to our business in rigid industrial packaging, whether it’s supply or price. So that being said, there are tighter market conditions in the US and Europe which is resulting right now in increasing of our steel raw material.

We are correspondingly active in raising prices based on that raw material changes. We do have contracts that have pass-through mechanisms. And I think as Larry has indicated in the past, we have a significant number with different variables, so there are delays in some of them.

But we also have a lot of business that doesn’t have contracts. In those we’re actively passing along that raw material price increases in the form higher drum prices, as we speak. We have a very measured and controlled process on that and our teams are very, very focused on that.

If you look at China, in regard to steel, they are in a world of hurt in the steel industry because they are being shut out of markets. They have roughly 350 million to 400 million tons of extra capacity, so they have to make some dramatic structural changes.

In the meantime, we do not see any significant cost increases on steel to our business, so I think that’s a much different market in respect to how it impacts our business. We’ll continue to manage our business in China and Asia-Pacific in a similar fashion that we had, which I feel very strongly how we’re doing it.

In regard to our guidance and the impact on raw material pricing or increases or decreases, whether it’s paper packaging or rigid packaging or FPS, inside our guidance we have taken into account some of that turbulence. We feel pretty confident that we have to manage that appropriately and we’ve got levers in place to do that.

Larry Hilsheimer - Greif Inc - EVP & CFO

Let me supplement a little bit what Pete said, so on your look forward you consider this as well. We have talked before that we have many, many different types of contracts for these price adjustment mechanisms, 13 different types in North America alone, point to point, average to average, those kinds of things and when they come into play. So there is a lot of complexity to figuring out the impact.

As Pete said, we have it built into the guidance. But one thing I will remind folks is that as prices go up, because these price adjustment mechanisms deal with the impact of the relative cost factor in your pricing on the raw material, as the pricing goes up, your margin percentage is going to go down. Because you’re profit, dollar-wise, would stay the same, but the price goes up.

Now, that’s obviously just focused on that element alone. We work hard in the market to make sure that the customers who value what we deliver and work with us, we also try to address other costs like increasing healthcare cost and all kinds of other items so that we maintain and maintain our margins, and then work obviously on the operational component drive efficiencies in our business and improve our margin percentage.

Chris Manuel - Wells Fargo Securities - Analyst

Thank you.

Operator

Justin Bergner, Gabelli & Company.

Justin Bergner - Gabelli & Company - Analyst

Good morning, everyone.

Matt Eichmann - Greif Inc - VP of IR

Hi, Justin.

Justin Bergner - Gabelli & Company - Analyst

Quick question on the guidance. Are you changing your underlying macro assumptions as it relates to global growth currency or input costs in your revised guidance? Or are you keeping those three factors unchanged or unchanged on a net basis?

Larry Hilsheimer - Greif Inc - EVP & CFO

Justin, I covered the FX item earlier. It’s a very minor impact, $0.01 to $0.02, as I said. On the global macroeconomic things, and Pete went through it in our views, it does not have a major influence on our guidance range.

We have a moderately seemingly improved path in the United States but that’s recent. So we didn’t bake a lot in for that. We are really focused on the improvements being driven by our self-help activities.

And factoring in some things that we know about some successes we’ve had in the marketplace by continuing to regain customer confidence and more orders.

Justin Bergner - Gabelli & Company - Analyst

Great. And on the input costs, does that affect your guidance change in any way?

Larry Hilsheimer - Greif Inc - EVP & CFO

No, as Pete just tried to address in response to Chris’ call, with 70%-plus in pass-through mechanism contracts, that ebbs and flows as you go. So the raw material impact to us is relatively minimal.

From time to time we’ll have an advantage because our sourcing guys did a good job on something. But even as Chris mentioned, sometimes that goes the other way. But in a whole, we did not factor that in large in our guidance.

Justin Bergner - Gabelli & Company - Analyst

Okay. Great, one more question. Paper packaging, could you quickly describe the change in headwind from $15 million to $18 million to $20 million?

Pete Watson - Greif Inc - President & CEO

Yes, Justin, that’s really relative to OCC input cost changes. May and June saw $5 to $10 increases based on regions where we source OCC. So that’s where that’s coming from.

I will note in paper packaging, it’s well noted that there’s been turbulence in the containerboard market. Our view now is that turbulence has quieted and I think partly that has to do with OCC input cost prices going up. So that’s the reference Larry suggested in our headwinds.

Larry Hilsheimer - Greif Inc - EVP & CFO

Yes, just a follow-up on that, Justin. We use about 55,000 tons a month of OCC.

Justin Bergner - Gabelli & Company - Analyst

Great, thanks for taking my questions, guys.

Pete Watson - Greif Inc - President & CEO

Thank you.

Operator

Ghansham Panjabi, Robert Baird Company.

Mehul Dalia - Robert W. Baird & Company - Analyst

Good morning this is actually Mehul Dalia sitting in for Ghansham. How are you doing?

Pete Watson - Greif Inc - President & CEO

Good, how are you?

Mehul Dalia - Robert W. Baird & Company - Analyst

Great. Can you talk about inter-quarter trends by business? Was there any deviation month by month that was notable? And how was May in terms of performance?

Pete Watson - Greif Inc - President & CEO

I won’t reference May in terms of performance but I will comment on some of the growth that we are seeing as it relates to my initial comments on the overall general economy. I think in the US we are starting to see improvements in our volumes April and May.

Again, I’d like to — probably most common in North America I think that’s been most documented, that from a couple years ago that business had been under-performing and had discipline execution issues. We’re very, very pleased with the sequential improvement in that business.

Our new leader, Ole Rosgaard, is doing an excellent job at controlling the levers. That is a big business in our Company and that is one of the reasons why our continued improved performance is gaining traction because of their improved performance in our business.

Larry Hilsheimer - Greif Inc - EVP & CFO

The other — to add supplement, that is — we’ve seen really good improvement in volumes in the CorrChoice part of our paper business. So that’s an encouraging sign that our approach on the specialty side of that business has market favor.

Mehul Dalia - Robert W. Baird & Company - Analyst

Related to your comments on the US, when do expect that business to return to growth? And how does your — I think it was down 5%, 5.5% in the quarter, your US rigid business how does that compare to the market?

Larry Hilsheimer - Greif Inc - EVP & CFO

One thing I’ll comment and then let Pete comment too. One thing I’d remind everybody is we shut down, closed down 8% of our production plants in the US in that rigids business less than a year ago. And so, we’ve captured some of that business out of those plants in adjacent plants but that’s probably 65%, 70% of that business.

Even though you’re seeing a contraction of 5%, we’re pleased with some of the discrete growth opportunities that we have and we’ve been successful on, particularly on regaining customers by showing that we are delivering quality product and quality service.

At the same time, we’ve been emphasizing we’re running to value not to volume. So we’ve walked away from business intentionally where we don’t think that the value proposition is appropriate for that customer, and let them work with others who are delivering the value that they are interested in.

Pete Watson - Greif Inc - President & CEO

And just a few discrete comments, in our IBC business in North America we had the best volume in six quarters. That business continues to improve in fiber in spite of our largest customer’s plant being closed. We saw growth quarter over quarter.

We are starting to enter into the seasonal ag markets which will be positive for us. And as Larry indicated in steel, while we closed a good part of our capacity last year, we have seen sequential improvement in volume in the last two quarters. Again we’ve talked about this continuously.

Part of the reason of our improved performance in North America comes from the commercial decisions we’re making, that we’re going after value in margin first and volume second. And so that is a critical component of our commercial approach and our business approach.

Again, I am very, very pleased with the trajectory of the performance in North American business. We’re very happy with the leadership that Ole Rosgaard is providing to our Company.

Mehul Dalia - Robert W. Baird & Company - Analyst

Great. And just one last one, and related to the rigid margins that you were talking about. How sustainable is a 200 to 300 bps improvement that you guys reported in the first half of this year?

Should we assume a similar amount in the back half? Is there anything notable that is going to offset that kind of margin improvement?

Pete Watson - Greif Inc - President & CEO

I’m not going to tell you what we think we can improve but I will tell you we believe these margins are sustainable. There is fluctuation quarter to quarter, but we are pulling the levers that drive fundamental improvements in the business. And it’s never one lever; there’s 100 discrete or 150 discrete actions.

And it’s around how we price and manage our product mix, making smart commercial decisions. We talk about value first over volume. We’ve got over 50 key sourcing and supply chain initiatives throughout the Company that are driving improvements to gross margin.

We’ve got significant operational plan efficiencies. And our whole theme in our system’s around stability of our process. Everything from product quality improvements to waste reduction to increasing machine efficiencies, improving uptime effectiveness.

We think there are still big upside in that area. I’d also point that we are making significant progress in improving our under-performing operations, which for the past two years have been a real drag, not only on our operating profit but on our gross margins. We have a very, very clear intent and focus to fix those plants.

Again, as we demonstrated, we are not afraid to close those operations if they can’t meet our expectations. All those elements are what we are driving to affect and improve our gross margin, both in dollars and ratio.

Larry Hilsheimer - Greif Inc - EVP & CFO

Yes, I’d supplement with what Pete said and particularly pleased with the close on the dollars and percentage. Because as we said last quarter, we believe the improvements that have been executed on are very sustainable and we obviously are driving for more.

We will talk a lot more about this in Investor Day, about what we believe. But we are committed to the commitments we made — committed to the commitments (laughter) — we’ll restate our commitments that we made a year ago June at Investor Day relative to where we believe gross margin should be able to be sustained on a continuous basis.

As I mentioned earlier, when raw material prices go up and we have the adjustment mechanisms in the contract to maintain your dollar value, that can drive down your percentage but maintain your dollar value, as you know. And so that said, we still believe that we should be able to sustain these margins at over 20% levels.

Mehul Dalia - Robert W. Baird & Company - Analyst

Great, thank you so much.

Operator

Ketan Mamtora, BMO Capital Markets.

Ketan Mamtora - BMO Capital Markets - Analyst

Morning, thanks for taking my question.

Matt Eichmann - Greif Inc - VP of IR

Thank you.

Pete Watson - Greif Inc - President & CEO

Good morning.

Ketan Mamtora - BMO Capital Markets - Analyst

First question, I want to come back to RIPS North America. How far along are you with your restructuring efforts there and addressing these surplus capacity issues?

You mentioned earlier shutting about 8% of your capacity there. If you can provide additional color in terms of how much more there needs to be done?

Pete Watson - Greif Inc - President & CEO

Yes, we’ve completed what we plan to restructure in our operations to supply and demand. I think it would be foolish to ever say you’re never done; you always evaluate market conditions and improvements. But I would tell you at this point we are more on a trajectory in how we improve and profitably grow that business and the footprint, as opposed to shrinking and rationalizing and consolidating.

Ketan Mamtora - BMO Capital Markets - Analyst

Understood, that’s helpful. Switching to the restructuring expense, from the first half you did about $7.5 million and you raised for guidance and the full year. Can you talk about two or three key buckets, maybe regions or products that will have restructuring in the back half?

Larry Hilsheimer - Greif Inc - EVP & CFO

Yes, we expect further restructuring to be primarily focused in three spaces. Some in our FPS business, some in Latin America and then some in EMEA in the rigid business.

Ketan Mamtora - BMO Capital Markets - Analyst

Got it. And how much of this would be the cash component?

Larry Hilsheimer - Greif Inc - EVP & CFO

Both the cash and the expense — we have a range of $20 million to $30 million on our restructuring expense and $29 million to $38 million cash.

Ketan Mamtora - BMO Capital Markets - Analyst

Got it. And I would imagine that $29 million to $38 million is excluded from your free cash flow guidance of $130 million to $160 million?

Larry Hilsheimer - Greif Inc - EVP & CFO

No, it’s included.

Ketan Mamtora - BMO Capital Markets - Analyst

So your $130 million to $160 million is net of the cash you will spend on restructuring, am I correct?

Larry Hilsheimer - Greif Inc - EVP & CFO

Correct.

Ketan Mamtora - BMO Capital Markets - Analyst

Got it. And switching to FPS, Pete, you mentioned that you expect FPS to be substantially higher on a run-rate basis by 4Q. Can you in any way quantify substantially higher? And what are the key mile markers over the next first two quarters and then as you look out?

Larry Hilsheimer - Greif Inc - EVP & CFO

Let me maybe address that. We’ve said consistently and reaffirmed it through Pete’s comments, that we expect to be EBITDA break-even for the year. And we hope, obviously, be better than break-even but that’s the guidance we’re comfortable with at this point relative to where we are year to date that would give you a clear picture to the rest of the year.

Ketan Mamtora - BMO Capital Markets - Analyst

Understood, that’s all I have. Thanks very much. Best of luck for the rest of the year.

I will turn it over.

Pete Watson - Greif Inc - President & CEO

Thank you very much.

Operator

George Staphos, Bank of America Merrill Lynch.

Alex Wong - BofA Merrill Lynch - Analyst

Hi, it’s actually Alex Wong on for George, thanks for taking the question. First one on the guidance. If you could clarify, I think earlier in your commentary you mentioned that the SG&A savings goal hasn’t changed much.

You touched on a little bit of tailwind from FX. So is the right way to interpret it, the lift in the EPS guidance is really coming from the gross margin side in terms of some of the operational efficiencies you talked about?

Larry Hilsheimer - Greif Inc - EVP & CFO

Yes, that’s absolutely correct. We’ve seen great improvement in our RIPS business. It’s obviously overcoming that $18 million to $20 million headwind to our guidance, our original guidance, in the PPS business.

And also a little bit shortfall in FPS. So yes, you’ve got it. Our SG&A guidance stays the same. The FX benefit’s only a $0.01 or $0.02 lift and the rest falls to the operational improvements.

Alex Wong - BofA Merrill Lynch - Analyst

I appreciate that, Larry. And as a follow-on to the FPS question, the run rate commentary around EBITDA. If we look at it in the second-quarter, I think you guys were EBITDA-positive. So I just wanted to clarify, was that more of a run rate comment?

Because if you’re really looking at the second quarter, you’re already at that positive, so it’s more a quantification. But if you could provide a little more granularity around that.

Pete Watson - Greif Inc - President & CEO

Yes, so my comment on a fourth-quarter run rate expectation, it’s much higher than positive EBITDA. We’re talking about a positive EBITDA full year but our expectations on a run rate are significantly higher. And those expectations are to be on a catch-up on what we would expect going into 2017.

So that will be a critical point in how we evaluate that business.

Larry Hilsheimer - Greif Inc - EVP & CFO

Yes, we’ll be addressing that much further in a couple weeks at the Investor Day. Hari is doing a great job. There’s a number of moving pieces in that, that he’s still working through at this point that’ll allow us to give much better clarity on that.

Alex Wong - BofA Merrill Lynch - Analyst

I appreciate that. And lastly, can you remind us how big IBC is as Greif’s product mix? I know the growth strategy has really been in EMEA and Asia, but can you talk about the increased usage of IBCs in North America and how much of that is perhaps some share shift you’re seeing in the market?

Pete Watson - Greif Inc - President & CEO

Yes, that is a good question. If you look at weighting of the size of the IBC business, EMEA is significantly the largest component of that for our portfolio, by a lot. North America and APAC have similar size.

They are both growing. As you know, we’ve struggled — North America predominantly because the end-use is in fracking and oil which is a big by product for IBC, has struggled.

Our growth in North America has to do with revamping our commercial organization and significant improvement in our operations to be able to go to market with a better product and more consistent product. But in North America and Asia-Pacific it’s a relatively smaller percentage than the rest of our portfolio.

And Europe is starting to grow fairly substantially. But as market opportunities present itself, we expect to grow double-digits in both North America and Asia-Pacific as long as it delivers the right profits and the right value for our Company.

Alex Wong - BofA Merrill Lynch - Analyst

Thanks very much.

Operator

I will now turn the call back over to Matt Eichmann.

Matt Eichmann - Greif Inc - VP of IR

Thank you, Sylvie. That concludes our presentation for today. I want to remind you that we plan to host an Investor Day on Friday, June 24, 2016. Details about the event are posted on our website.

The replay of this question-and-answer session will be available later today on our website at www.greif.com. We appreciate your interest and your participation. Thank you and have a good remainder to your day.

Operator

This concludes today’s conference call. You may now disconnect.